Exhibit 10.54

SUPPLEMENTAL RETIREMENT AGREEMENT

AGREEMENT, made and entered into as of the 25th day of March, 2004, by and between PATHMARK STORES, INC., a Delaware corporation (the “Company”), and John Derderian (the “Executive”), residing at 8 Nottingham Drive, East Brunswick, New Jersey 08816.

WHEREAS, to induce the Executive to continue employment with the Company, the Company desires to provide a minimum retirement income for the Executive on the terms hereinafter set forth;

WHEREAS, the Company considers the Executive as one of a select group of management or highly compensated employees of the Company, to be of unique value to the Company.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.	Definitions

The following terms whenever used in this Agreement shall have the meanings set forth in this Section 1. Each capitalized term used in this Agreement and not defined in this Section 1 shall be deemed to have such meaning as in the Pathmark Stores, Inc. Pension Plan (as defined below).

1.1

“Actuarial Equivalent” means a benefit of equivalent value to the benefit that would otherwise be payable when computed on the basis of the rate of interest specified by the Pension Benefit Guaranty Corporation for the period after payment begins for purposes of determining the value of lump sum payments as of the date of the Executive’s termination of employment and using the 1983 Basic Group Annuity Mortality Table projected to 1988 with Scale H. For purposes of determining Actuarial Equivalent, male mortality shall be used for the Executive and female mortality shall be used for any Beneficiary.

1.2	“Agreement” means this Supplemental Retirement Agreement by and between the Company and the Executive dated as of the 25th day of March, 2004.
1.3

“Average Final Compensation” shall mean the highest average annual Compensation (whether or not consecutive) paid to the Executive for the five (5) full calendar years within the most recent ten (10) consecutive calendar years during which the Executive received Compensation, ending with the December 31 coincident with or next preceding the date of Termination of Employment, Retirement, date of death or Disability, whichever is applicable, provided, however, that an Executive whose

Retirement or death occurs on or after December 1 of his final Plan Year shall be deemed to have a full calendar year of Compensation. Notwithstanding the foregoing, if an Executive is employed less than 12 full months in his final calendar year of employment, Compensation earned in such year shall, if higher than the lowest year’s Compensation used in determining Average Final Compensation, be substituted for such lowest year’s Compensation and the determination of Average Final Compensation shall be made based on the most recent eleven (11) consecutive calendar years during which the Executive received Compensation.

1.4

“Beneficiary” means the Executive’s surviving spouse to whom the Executive was married for the six-month period immediately preceding the earlier of the date of commencement of the Executive’s Supplemental Retirement Benefit or the date of the Executive’s death.

1.5	“Board of Directors” means the Board of Directors of the Company as constituted from time to time.
1.6	“Change of Control” means a Change of Control as defined in the Pathmark Stores, Inc. 2000 Employee Equity Plan as amended as of June 13, 2002.
1.7	“Code” means the Internal Revenue Code of 1986, as may be amended from time to time.
1.8	“Company” means Pathmark Stores, Inc., or any successor thereto.
1.9

“Compensation” means Compensation as defined under the Pathmark Stores, Inc. Pension Plan as in effect on the date of this Agreement, determined, however, without regard to any dollar limitation imposed by Section 401(a)(17) of the Code on the amount of compensation which may be taken into account under such Plan.

1.10	“Disability” means “Disability” as defined under the Pathmark Stores, Inc. Pension Plan.
1.11	“Disability Retirement” means the termination of the Executive’s employment with the Company by reason of Disability.
1.12	“Pathmark Stores, Inc. Pension Plan” means the Pathmark Stores, Inc. Pension Plan, as amended and restated effective January 1, 2001, and as amended from time to time thereafter.
1.13	“Pathmark Stores, Inc. Savings Plan” means the Pathmark Stores, Inc. Savings Plan, as amended and restated effective January 1, 2001, and as amended from time to time thereafter.

1.14	“Pension Plan Benefit” means the annual retirement benefit payable to or on account of the Executive pursuant to the Pathmark Stores, Inc. Pension Plan.
1.15	“SGC Profit Sharing Plan” means the SGC Profit Sharing Plan as in effect immediately prior to April 1, 1983.
1.16	“Supplemental Retirement Benefit” means the Executive’s benefit under this Agreement.
2.	Vesting of Supplemental Retirement Benefit

The Executive shall become vested in his Supplemental Retirement Benefit upon the earliest to occur of: (i) completion of 5 years of Vesting Service following January 1, 2004; (ii) death; (iii) Disability; or (iv) a Change of Control (the “Vesting Date”). Notwithstanding any provision herein to the contrary, neither Executive nor his Beneficiary shall be entitled to receive any benefits hereunder if Executive’s Termination of Employment with the Company (including by Retirement) occurs prior to hisVesting Date.

3.	Amount of Supplemental Retirement Benefit; Termination Of Employment After Age 60

Except as provided in Sections 4 and 5 of this Agreement, the annual amount of the Executive’s Supplemental Retirement Benefit shall be equal to the excess, if any, of the amount of the Executive’s “Unreduced Supplemental Retirement Benefit” as described in subparagraph (a) over the Executive’s “Other Company Plan Benefits” as described in subparagraph (b), where

a.            “Unreduced Supplemental Retirement Benefit” is equal to the sum of 30% of the Executive’s Average Final Compensation after completion of 10 years of Vesting Service, plus 1% of the Executive’s Average Final Compensation multiplied by each additional year of Vesting Service in excess of 10; provided, however, that in no event shall the Executive’s Unreduced Supplemental Retirement Benefit exceed the lesser of (i) 40% of his Average Final Compensation, or (ii) $250,000; and

b.            “Other Company Plan Benefits” are the amounts payable under the Pathmark Stores, Inc. Pension Plan, the SGC Profit Sharing Plan, the Company’s Excess Benefit Plan and the Company’s disability income plan (other than (i) amounts payable under group life insurance, Retirement and Survivor’s Insurance under the Federal Social Security Act, Worker’s Compensation and other Company plans required by any governmental authority, (ii) amounts payable under the Pathmark Stores, Inc. Savings Plan to the extent attributed to amounts paid or contributed by the Company or any predecessor thereto, and (iii) any amounts payable after termination of employment as retirement, death or disability benefits (other than severance benefits) under a contract between the Company and the Executive).

If the Executive has a Beneficiary on the date Supplemental Retirement Benefits commence under this Agreement, Other Company Plan Benefits shall be determined, on a joint and two-thirds survivor annuity basis, except as otherwise provided in this Agreement, as of such date, with the Executive’s Beneficiary as joint annuitant. The adjustment to the amount otherwise payable under the applicable Company plan for the applicable joint survivor annuity form of payment shall be made on the basis of the factors specified in such Company plan or, if no such factors are set forth in such Company plan, on an Actuarial Equivalent basis. If the Executive does not have a Beneficiary on the date Supplemental Retirement Benefits are to commence under this Agreement, Other Company Plan Benefits shall be determined on a single life annuity basis.

The Executive’s Supplemental Retirement Benefit under this Section 3, if vested, shall be payable monthly for life commencing on the first day of the month following the Executive’s termination of employment after attainment of age 60.

4.	Termination of Employment Prior to Age 60

In the case of the Executive’s termination of employment with the Company prior to attaining age 60 (other than by reason of the Executive’s death or Disability) but after completing 10 years of Vesting Service, the amount of the Executive’s Supplemental Retirement Benefit shall be equal to the Executive’s Unreduced Supplemental Retirement Benefit (computed on the basis of the Vesting Service which the Executive would have completed had the Executive remained in the employ of the Company until attainment of age 60), multiplied by a fraction, the numerator of which is the number of the Executive’s years of Vesting Service at termination of employment (up to a maximum of 20) and the denominator of which is the number of years of Vesting Service (up to a maximum of 20) which the Executive would have completed had the Executive remained in the employ of the Company until attainment of age 60, offset by the amount of the Executive’s Other Company Plan Benefits; provided that Other Company Plan Benefits shall be assumed to commence on the first day of the month after the Executive’s attainment of age 60 and to be paid in the form of a joint and two-thirds survivor annuity unless Executive does not have a Beneficiary in which case benefits shall be assumed paid in the form of a life annuity. The Executive’s Supplemental Retirement Benefit under this Section 4, if vested, shall be payable monthly for life commencing on the first day of the month following the Executive’s attainment of age 60.

5.	Disability Retirement

In the case of the Executive’s Disability Retirement, the amount of the Executive’s Supplemental Retirement Benefit shall be the amount determined under Section 3 of this Agreement; provided, however, that the Executive’s Unreduced Supplemental Retirement Benefit shall be computed on the basis of the Vesting Service which the Executive would have completed had the Executive remained in the employ of the Company until attainment of age 60, and the Executive’s Unreduced Supplemental Retirement Benefit shall not be offset by Other Company Plan Benefits prior to the date on which payment of such Other Company Plan Benefits commence. The Executive’s

Supplemental Retirement Benefit under this Section 5, if vested, shall be payable monthly for life commencing on the first day of the month following the Executive’s Disability Retirement.

6.	Death Prior to Retirement

a.            In the event that the Executive dies while in the employ of the Company after his Supplemental Retirement Benefit has vested and has a Beneficiary on the date of his death, the Executive’s Beneficiary shall receive, beginning with the first day of the month following the Executive’s death and payable monthly, an annual amount equal to two-thirds of the Executive’s Unreduced Supplemental Retirement Benefit (computed on the basis of the Vesting Service which the Executive would have completed had the Executive remained in the employ of the Company until attainment of age 60) offset by the Other Company Plan Benefits; provided, however, that such offset shall be made at such time as Other Company Plan Benefits are payable (whether or not the Beneficiary has elected to defer payment to a later date) and in an amount equal to (i) a life annuity payable to the Executive’s Beneficiary that is equal to the Actuarial Equivalent of the SGC Profit Sharing Plan balance, and (ii) the survivor annuity actually payable to Executive’s Beneficiary pursuant to any Other Company Plan, each determined as of the earliest date on which payments of Other Company Plan Benefits are payable to the Beneficiary.

b.            In the event that the Executive dies after termination of employment with the Company and after his Supplemental Retirement Benefit has vested but prior to commencement of Supplemental Retirement Benefit payments under this Agreement, and has a Beneficiary on the date of his death, the Executive’s Beneficiary shall receive, beginning with the first day of the month following the Executive’s death and payable monthly, an annual amount equal to two-thirds of the Executive’s Unreduced Supplemental Retirement Benefit offset by the amount of Other Company Plan Benefits; provided, however, that such offset shall be made at such time as Other Company Plan Benefits are payable (whether or not the Beneficiary has elected to defer payment to a later date) and in an amount equal to the benefit that would have been payable to Executive’s Beneficiary had Executive retired on the date of his death and commenced benefit payments in the form of a joint and two-thirds annuity on such date.

7.	Death After Retirement

In the event of the Executive’s death after commencement of the Executive’s Supplemental Retirement Benefit, the Executive’s Beneficiary shall receive, beginning with the first day of the month following the Executive’s death and payable monthly, an annual amount equal to two-thirds of the Supplemental Retirement Benefit that was being paid to the Executive prior to the Executive’s death.

8.	Limitation on Spouse’s Benefits

Payment of Supplemental Retirement Benefits to the Executive’s Beneficiary under Sections 6 or 7 hereof shall terminate on the earlier of the date of death or remarriage of such Beneficiary.

9.	Benefits Payable by Company

All benefits payable under this Agreement shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. The Company may, in its sole and absolute discretion, establish one or more accounts, funds or trusts to reflect its obligations under this Agreement and may make such investments as it may deem desirable to assist it in meeting such obligations. Any assets held in such accounts, funds or trusts shall remain assets of the Company subject to claims of its creditors. No person eligible for a benefit under this Agreement shall have any right, title or interest in any such assets. This Agreement shall constitute solely an unsecured promise by the Company to pay supplemental retirement benefits to the extent provided herein.

10.	Inalienability of Benefits

The right of any person to any benefit or payment under this Agreement shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process or be transferable by operation of law in the event of bankruptcy or insolvency of the Executive or any Beneficiary. In the event a person who is receiving or is entitled to receive benefits under the Agreement attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

11.	Forfeiture of Benefits

The Executive shall forfeit his Supplemental Retirement Benefit in the event of the Executive’s conviction of a felony relating to the conduct of the business of the Company or willful unauthorized disclosure of a trade secret of the Company.

12.	Payments to Minors and Incompetents

If the Executive or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Company or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, payment of benefits will be made to the duly appointed guardian or legal representative of such minor or incompetent or to such other legally appointed person as the Company may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under this Agreement.

13.	Withholding

The Company shall have the right to deduct from any payments due under this Agreement any taxes required to be withheld with respect to such payments.

14.	Merger, Consolidation or Sale of Assets

In the event the Company shall, at any time, be merged or consolidated with or into any corporation or corporations, or in the event that all or substantially all of the assets of the Company shall be sold or otherwise transferred to another corporation, the provisions of this Agreement, including the provisions of this Section, shall be binding upon and inure to the benefit of the successor of the Company resulting from such merger, consolidation or sale of assets.

15.	Governing Law

Except to the extent pre-empted by federal law, the provisions of this Agreement will be construed according to the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed effective as of the 25th day of March, 2004.

ATTEST:	PATHMARK STORES, INC.
/s/ Marc A. Strassler	By:	/s/ Eileen R. Scott
Marc A. Strassler		Eileen R. Scott
Chief Executive Officer

/s/ John T. Derderian
Executive